UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 12, 2021

Group 1 Automotive, Inc.

(Exact Name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13461	76-0506313
(Commission File Number)	(IRS Employer Identification No.)

800 Gessner, Suite 500 Houston, Texas 77024	77024
(Address of principal executive offices)	(Zip Code)

(713) 647-5700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	GPI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On September 12, 2021, Group 1 Automotive, Inc., a Delaware corporation (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) with GPB Portfolio Automotive, LLC, a Delaware limited liability company, Capstone Automotive Group, LLC, a Delaware limited liability company, Capstone Automotive Group II, LLC, a Delaware limited liability company, Automile Parent Holdings, LLC, a Delaware limited liability company, and Automile TY Holdings, LLC, a Delaware limited liability company (each, a “Seller” and collectively, the “Sellers”), and Prime Real Estate Holdings, LLC, a Delaware limited liability company (the “Real Estate Equity Seller” and, together with the Sellers, the “Seller Parties” and, together with their respective subsidiaries, the “Selling Entities”). The Selling Entities, collectively, are engaged in the operation of 30 dealerships and 3 collision centers located in the Mid-Atlantic and New England markets relating to (i) the sale and distribution of automobiles and other related equipment, components, spare parts and accessories, (ii) repair and maintenance services provided with respect to automobiles and related activities, (iii) owning and leasing real estate to dealerships and (iv) owning and operating collision centers (collectively, the “Business”).

Pursuant to the Purchase Agreement, the Company will acquire substantially all of the assets or equity of the Selling Entities, including, but not limited to, the Selling Entities’ real property, vehicles, parts and accessories, goodwill, permits, intellectual property and substantially all contracts that relate to the Business (collectively, the “Transaction”). The Company expects to pay a purchase price of approximately $880 million, subject to customary adjustments described in the Purchase Agreement (the “Purchase Price”) and appropriate reduction for any exercise of customary manufacturer rights of first refusal. At the closing of the Transaction, $45 million of the Purchase Price will be deposited into escrow as a contingent reserve to be used, if necessary, to compensate the Company for any post-closing indemnifiable losses pursuant to the terms of the Purchase Agreement, with 50% to be released to the Selling Entities 12 months after the closing of the Transaction and the remainder to be released to the Selling Entities 24 months after the closing of the Transaction, subject to pending claims, if any. The Purchase Price would be financed through a combination of cash, available lines of credit and debt financing.

The Purchase Agreement contains customary representations and warranties made by each of the parties, and the Company and the Seller Parties have agreed to indemnify one another against certain damages, subject to certain exceptions and limitations. The closing of the Transaction is subject to various closing conditions, including a receipt of approval or expiration of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of a court-appointed monitor over an affiliate of the Sellers. The closing of the Transaction is not conditioned upon the Company’s ability to obtain financing. The Purchase Agreement also contains certain termination rights of the Company and the Sellers.

The Transaction will close no later than the 75th day after the date of the Purchase Agreement, provided that the closing conditions are satisfied or waived.

Debt Financing Commitment Letter

In connection with entering into the Purchase Agreement, the Company entered into a commitment letter, dated September 12, 2021 (the “Commitment Letter”), with Wells Fargo Bank, National Association (“Wells Fargo”), pursuant to which, among other things, Wells Fargo has committed to provide a portion of the debt financing for the Transaction, consisting of a $250 million unsecured bridge loan (the “Bridge Facility”), on the terms and subject to the conditions set forth in the Commitment Letter. The Bridge Facility is subject to mandatory prepayment at 100% of the outstanding principal amount thereof with the net proceeds from the issuance of any debt securities of the Company and upon other specified events. The obligation of Wells Fargo to provide this debt financing is subject to a number of customary conditions, including, without limitation, execution and delivery of certain definitive documentation.

The foregoing descriptions of the Purchase Agreement and the Commitment Letter are a summary, which are qualified in their entirety by reference to the Purchase Agreement and the Commitment Letter, copies of which will be filed with the Company’s next Quarterly Report on Form 10-Q.

Item 7.01	Regulation FD Disclosure.

On September 13, 2021, the Company issued a press release announcing the Transaction, a copy of which is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference to such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this report.

Exhibit Number	Description

99.1	Press Release of Group 1 Automotive, Inc., dated September 13, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUP 1 AUTOMOTIVE, INC.

Date: September 13, 2021	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Sr. Vice President

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